Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to Davidson & Company LLP under the caption “Experts” in NovaBay Pharmaceuticals Inc.’s (the “Company”) Registration Statement on Form S-3 (the “Registration Statement”) and the incorporation by reference in this Registration Statement of our report dated March 26, 2010, relating to the consolidated statements of operations, stockholders’ equity and cash flows of the Company for the year ended December 31, 2009 and for the period from July 1, 2002 (date of development stage inception) to December 31, 2009, appearing in the Company’s Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 27, 2012.

/s/ Davidson & Company LLP

Vancouver, Canada	Chartered Accountants

March 28, 2012